Exhibit No. 99

                         Deutsche Bank Securities [LOGO]

                                  WFMBS 2002-15
                        30 Year Jumbo Fixed Rate Product
                             Collateral Description

Product                       Jumbo 30 year Fixed
Amount                               $400,000,000  +/- 5%
Settle                              July 31, 2002

Gross WAC                                    6.92% +/- 10 bps
WAC Range                        Range <= 230 bps
Servicing Fee                              25 bps
WAM                                           358  +/- 2 mos

Weighted Average LTV                           66% (max +5%)
Average Loan Balance                     $474,000  +/- $25,000

Full/Alt Documentation                         79% (min -5%)

SF/PUD                                         92% (min -5%)
Primary Residence                              97% (min -5%)

PMI                           All Loans > 80% LTV

State Concentration            Max 50% California

Delivery Variance                    Plus/Minus 5%

Approximate Subordination                    2.75% +/- 50 bps
Expected Rating Agencies                   2 of 3

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the "material"), was prepared solely by the Underwriter(s), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee's legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. Prospective investors are advised to read carefully, and should rely solely on, the final prospectus and prospectus supplement (the "Final Prospectus") related to the securities (the "Securities") in making their investment decisions. This material does not include all relevant information relating to the Securities described herein, particularly with respect to the risk and special considerations associated with an investment in the Securities. All information contained herein is preliminary and it is anticipated that such information will change. Any information contained herein will be more fully described in, and will be fully superseded by the preliminary prospctus supplement, if applicable, and the Final Prospectus. Although the information contained in the material is based on sources the Underwriter(s) believe(s) to be reliable, the Underwriter(s) make(s) no representation or warranty that such information is accurate or complete. Such information should not be viewed as projections, forecasts, predictions, or opinions with respect to value. Prior to making any investment decision, a prospective investor shall receive and fully review the Final Prospectus. NOTHING HEREIN SHOULD BE CONSIDERED AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. The Underwriter(s) may hold long or short positions in or buy and sell Securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

This information is furnished to you solely by Deutsche Bank Securities Inc., and not by the Issuer or any of its affiliates. Deutsche Bank Securities Inc. is acting as underwriter and not acting as agent for the Issuer or its affiliates in connection with the proposed transaction.